Exhibit 3
Form 10-KSB
Reddi Brake Supply Company, Inc.

                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                     FRANKLIN CAPITAL, INC.

     Pursuant to the applicable provisions of the Nevada Business

Corporations Act, Franklin Capital, Inc. (the "Corporation")

adopts the following Articles of Amendment to its Articles of

Incorporation by stating the following:

     FIRST:    The present name of the Corporation is Franklin

Capital, Inc.

     SECOND:   The following amendments to its Articles of

Incorporation were adopted by majority vote of shareholders of the Corporation on October 4, 1991 in the manner prescribed by

Nevada law.

     1.   Article I, is amended as follows:

                            ARTICLE I

                              NAME

     The name of the corporation shall be: Wesco Auto Parts

Corporation.

     THIRD:    The number of shares of the Corporation

outstanding and entitled to vote at the time of the adoption of said amendment was 500,000.

     FOURTH:   The number of shares voted for such amendments was

490,362 (98%) and the number voted against such amendments was -0-

 .

     DATED this 16th day of October, 1991.

                                   FRANKLIN CAPITAL, INC.

                                   By: /s/ President and
                         Secretary

                              E-13
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